EXHIBIT 2

                                  RISK FACTORS

An investment in the shares of common stock in the company involves a high degree of risk and should be purchased only by those persons who can afford to lose their investment and who have adequate liquid assets to be able to afford a long-term illiquid investment. There can be no assurance that we will have substantial sales or revenues, or that we will be able to sell our products or services at a profit. Other risk factors include our reliance on a limited in-house sales force and third-party independent distributors and wholesalers for project sales. Prospective purchasers should, prior to purchase, carefully consider the following risk factors, as well as other information set forth elsewhere in this report.

RISKS RELATED TO OUR BUSINESS

OUR OPERATING LOSSES, OUR RELIANCE UPON LOANS FROM OUR OFFICERS, AND OUR RELIANCE ON THE PROCEED OF ANY OFFERING RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         We currently estimate that we will require between $600,000.00 and $1,000,000 in operating capital over the next 12 months to remain in business. Substantial expenditures will be required to enable us to pursue large projects, expand our services, further develop our proprietary software, and market our software product and services. The level of expenditures required for these activities will depend in part upon changes in technology and whether we develop and market our products and services independently or with others through collaborative arrangements. Our future capital requirements will also depend on one or more of the following factors: market acceptance of our products; the extent and progress of our research and development programs; the costs involved in filing, protecting and enforcing intellectual property claims; competing technological and market developments; and the costs of marketing our services. Our capital requirements will also depend largely on how aggressive we are in expanding our revenues and managing our expenses.

FAILURE OF OUR OPERATING AND INTERNAL GROWTH STRATEGIES MAY AFFECT OUR ABILITY TO EXECUTE OUR BUSINESS PLAN AND REMAIN IN BUSINESS

         We intend to grow our revenues and attain profitability by expanding the range and markets of service we offer to customers, attracting new customers, strategically aligning ourselves with larger business partners, increasing the number of projects performed for existing customers, and reducing operating and overhead expenses. Many of the factors affecting our ability to do so may be beyond our control and we cannot be certain that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. Our failure to do so could cause us to curtail or cease our operations.

         While we strive to attain profitability, we are currently experiencing a period of development and expansion which has placed, and could continue to place, a significant strain on our management, customer service, support operations, sales, administrative personnel and other resources. In order to serve the needs of our existing and future customers, we will need to increase our workforce, which will require us to attract, train, motivate and manage qualified employees. Our ability to manage our planned growth will require us to continue to expand our operating, management, information and financial systems, all of which may significantly increase our operating expenses. Increased operating expenses could frustrate our efforts to achieve sustained profitability.

MOST OF OUR CONTRACTS CAN BE CANCELED ON SHORT NOTICE, WHICH MAKES IT DIFFICULT FOR US TO FORECAST REVENUES AND EFFECTIVELY MANAGE OUR EXPENSES.

         A substantial number of our contracts can be canceled upon short notice. Accordingly, we cannot be certain that our future revenues will approximate our historical performance. Our inability to replace any canceled contracts with contracts entered into with other customers could have a significant negative effect on our business.

UNLESS CLIENTS REQUIRE OUR SERVICES AT MULTIPLE LOCATIONS OUR CONTRACTS DO NOT PROVIDE FOR REPEAT BUSINESS, WHICH REQUIRES US TO SEEK NEW REVENUE SOURCES ON AN ONGOING BASIS

         Many of our system integration projects are one time projects designed to meet a specific customer need. The integrated systems that we install generally have a long usable life expectancy. These projects do not promote long

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term, repeat business with a particular customer unless that customer requires our services at multiple locations. This requires us to maintain an ongoing sales and marketing budget and requires our sales team to constantly attract business from new customers.

OUR FAILURE TO ADJUST TO CHANGES IN TECHNOLOGY MAY RENDER OUR PRODUCTS AND SYSTEMS OBSOLETE AND CAUSE A DRAMATIC REDUCTION IN OUR REVENUES.

         The telecommunication field, professional video, video conferencing and systems networking industries are subject to rapid changes in technology. Systems used for the transmission and display of video, voice and data as well as the hardware which carries these systems, are subject to rapid changes in technology. The expertise developed by our key personnel may no longer be applicable to subsequent advancements in technology. In the future, our customers may be able to receive enhanced services without a significant upgrade of their existing information technology and communication systems thereby minimizing the need for the type of services that we provide.

INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE

         Our industry is highly competitive and is served by numerous small, owner operated private companies, several public companies and several large regional companies. There are no substantial barriers to entry in our industry and we expect that competition will intensify in the future. Competition in the industry depends upon a number of factors, including price. Our competitors may have lower overhead cost structures and may, therefore, be able to provide their services at more competitive prices. Many of our competitors have greater market presence, engineering depth and marketing capabilities, as well as greater financial, technological and personnel resources than we do. As a result, they may be able to develop and expand their customer base more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than we can. We cannot be certain that we will be able to maintain or enhance our competitive position. We also face competition from in-house service departments of our prospective and existing customer base and cannot be certain that our existing or prospective customers will continue to outsource business to us in the future.

         Current and potential competitors have established or may establish cooperative relationships among themselves or directly with vendors to obtain exclusive or semi-exclusive sources of products. Accordingly, it is possible that new competitors or alliances among competitors and/or vendors may emerge and rapidly acquire market share. Increased competition from any one of these sources is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could have a significant negative affect on our business.

WE ARE SUBJECT TO LAWS GOVERNING INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS THAT MAY HAVE A NEGATIVE EFFECT ON OUR BUSINESS

         As the number of products in the telecommunication, teleconferencing and professional video industries increases and the functionality of these products further overlaps, companies may increasingly become subject to claims of infringement or misappropriation of the intellectual property or proprietary rights of others. We cannot be certain that third parties will not assert infringement or misappropriation claims against us in the future with respect to current or future products, or that any such assertion will not require us to enter into royalty arrangements or litigation that would be costly to us. Any claims or litigation, with or without merit, and any subsequent finding of infringement would result in a diversion of our management's attention as well as a diversion of our financial resources, and could have a significant negative effect on our business. Adverse determinations in such claims or litigation could have a material adverse effect on our business, financial condition and results of operations.

         While we believe that our success will depend principally upon our ability to design and effectively market them along with our integration and installation services, our ability to compete is also dependent in part upon our proprietary technology and intellectual property rights. Our inability to protect our proprietary rights could have a significant negative effect on our business. We have not filed for any federal copyrights, patents or trademarks to protect our proprietary software, documentation and other proprietary information. We cannot be certain that common law intellectual property rights will be sufficient to protect our interests. Nor can we be certain that the confidentiality agreements and other methods on which we may rely to protect our trade secrets and proprietary information and rights will be adequate to prevent competitors from developing similar technology. In the absence of patent protection, our business may be adversely affected by competitors that develop functionally equivalent technology and we may be subject to additional risk if we enter into transactions in countries where intellectual property laws are not well developed or enforced effectively. Litigation to defend and enforce our intellectual property rights, regardless of the final outcome of such


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litigation, would result in a diversion of our management's attention as well as our financial resources, and could have a significant negative effect on our business.

THE DEPARTURE OF MR. CERAGNO, OUR PRESIDENT, AND LACK OF QUALIFIED ENGINEERING STAFF COULD DISRUPT OUR BUSINESS

         We depend upon the continued services of our president, Carl R. Ceragno. Mr. Ceragno is not employed by us pursuant to the terms of an employment contract. The loss of the services of Mr. Ceragno would have a significant negative effect on our business as we have not hired management personnel to perform his duties if he cannot carry them out on his own. In addition, we do not carry key-person life insurance policies on Mr. Ceragno's life. We do however intend to purchase such insurance in the future. However, whether funds will be available for such purposes cannot be assured and will depend upon our future budgeting needs. Even if insurance benefits are received we cannot be certain that we will be able to effectively replace Mr. Ceragno or other key employees at affordable rates.

         Our Systems Integration Division relies heavily upon the availability of highly qualified and trained installation personnel and subcontractors for the systems that it designs and installs. The competition for the services of these individuals is intense. We cannot be certain that we will be successful in attracting and retaining additional skilled installation personnel as needed. Our failure to do so could have a significant negative effect on our business.

OUR OBLIGATION TO INDEMNIFY OFFICERS AND DIRECTORS MAY CAUSE SIGNIFICANT OPERATIONAL EXPENSES

         Our Articles of Incorporation, Bylaws and laws of the State of Nevada provide for the indemnification of our officers and directors. It is possible that we may be required to pay judgments, fines, legal fees and expenses incurred by our officers or directors in connection with their corporate activities, provided that the officer or director acted in good faith.

CONTROL OF OUR MANAGEMENT BY OUR PRESIDENT COULD LIMIT THE ABILITY OF OTHER STOCKHOLDERS TO GOVERN OUR AFFAIRS.

         Carl R. Ceragno, our president, owns all of our issued and outstanding Class B shares as well as 5,800,000 of our Class A shares. He will have voting control of our management. Mr. Ceragno will be able to continue to determine and direct our affairs and policies and will effectively control virtually all matters requiring approval by our stockholders, including the amendments of the Articles of Incorporation, the election of directors, and the approval of mergers or similar transactions. As a result, shareholders will not be able to replace management even if they determine that we are being managed ineffectively.

         This concentration of voting control in the hands of Mr. Ceragno may have the effect of delaying, deferring or preventing a change in control of our Board of Directors, impeding a merger, consolidation, takeover or other business combination that we may otherwise consider or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our Board of Directors. This could have a significant negative effect on the market price of our common stock.

THE LOSS OF ONE OF OUR THREE MAJOR CUSTOMERS OR A DECREASE IN THE BUSINESS THAT WE DO WITH ANY ONE OF THEM COULD NEGATIVELY AFFECT OUR BUSINESS

      We are dependent upon a small number of our customers as well as a small number of systems sales for a substantial portion of our revenues. For the fiscal years ending December 31, 2000 and December 31, 2001, sales of integration services to 1 client accounted for approximately 50% of our operating revenues. While our client base has increased since 2001 the loss of any one of our larger clients or a diminution in sales to any one of them could have a significant long term negative effect on our business.

FUTURE ACQUISITIONS MAY DISRUPT OUR OPERATIONS AND DILUTE THE VALUE OF OUR
SHARES

      One of our business strategies is to pursue Strategic Alliances and acquisition opportunities that complement our existing services, expand our distribution channel or are compatible with our business philosophy and strategic goals. Future acquisitions could be financed by internally generated


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funds, bank borrowings, and/or public offerings or private placements of equity or debt securities. We cannot be certain that we will be able to make acquisitions on terms favorable to us or that funds to finance an acquisition will be available or permitted under our financing instruments. If we complete alliances or acquisitions, we will encounter various associated risks, including the possible inability to integrate an acquired business into our operations, potentially increased goodwill amortization, diversion of management's attention and unanticipated problems or liabilities, some or all of which could have a significant negative effect on our business. In addition, such acquisitions could result in substantial equity dilution to existing stockholders if they are paid for with our shares.

OUR FAILURE TO PAY DIVIDENDS COULD NEGATIVELY AFFECT OUR SHAREHOLDERS

         Investors seeking a regular cash return on their investment should know that we have never paid dividends to our shareholders and do not anticipate paying dividends to our shareholders in the foreseeable future. If our operations become profitable, it is anticipated that earnings will be reinvested in our operations to fund our growth.

OUR SECURITIES ARE SUBJECT TO PENNY STOCK REGULATIONS, WHICH MAY MAKE IT MORE DIFFICULT TO SELL YOUR SHARES
         The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks and their associated risks. It is likely that our shares will be regulated as a penny stock and will be subject to the additional disclosure requirements imposed by this law.

         The impact of the regulations applicable to penny stocks on our securities is a reduction in the market liquidity of our securities by limiting the ability of broker/dealers to trade our securities and the ability of purchasers of our securities to sell their securities in the secondary market. The low price of our common stock also has a negative effect on the amount and percentage of transaction costs paid by individual shareholders and our potential ability to raise additional capital by issuing additional shares. The primary reasons for these effects include the internal policies of many institutional investors that prohibit the purchase of low-priced stocks, the fact that many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin and brokerage house policies and practices that tend to discourage individual brokers from dealing in low-priced stocks. In addition, since broker's commissions on low-priced stocks represent a higher percentage of the stock price than commissions on higher priced stocks, the current low share price of the common stock results in individual shareholders paying transaction costs that are a higher percentage of their total share value than would be the case if the share price were substantially higher. High transaction costs can erode an investor's return on investment.

SHARES ELIGIBLE FOR FUTURE SALE MAY HAVE AN ADVERSE EFFECT ON OUR STOCK PRICE

         Future sales of substantial amounts of common stock in the public market could adversely affect market prices of our common stock. There are approximately 125,939,444 Class A Shares issued and outstanding as of December 31, 2005, from the 160,000,000 authorized by the company. Distribution of all shares of stock relating to the 1999 spin-off of Communications Research from Visual Telephone International has been completed.

         No prediction can be made as to the effect, if any, that future sales, or the availability of 144 stock for future sales, will have on the market price of our stock from time to time. Sales of substantial amounts of 144 stock by us or by stockholders who hold restricted securities, or the perception that such sales may occur, could adversely affect market prices for our stock.

OUR ACTUAL RESULTS OF OPERATIONS MAY DIFFER MATERIALLY FROM THE FORWARD LOOKING STATEMENTS THAT ARE CONTAINED IN THIS PROSPECTUS

         This report contains forward-looking statements that involve risks and uncertainties. The words "anticipate", "believe", "estimate", "expect", "will", "could", "may," and similar words are intended to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks described above and elsewhere in this report.

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